Exhibit 99.1

Media Contact:	Investor Contact:

Eliza Schleifstein	Greg S. Lea
Argot Partners	Chief Financial Officer
973-361-1546	EnteroMedics Inc.
eliza@argotpartners.com	(651) 789-2860
glea@enteromedics.com

EnteroMedics Announces Senior Level Appointments, New Commercial

Operations Organization Structure

ST. PAUL, Minnesota, January 6, 2016 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced senior level appointments within its newly reorganized commercial operations group. The appointments include Paul Hickey as Senior Vice President of Marketing and Reimbursement, Nick Ansari as Senior Vice President of Sales, and Peter Delange as Senior Vice President of Operations and Business Development. With the addition of these new roles, EnteroMedics is shifting its commercial organization toward several, highly focused commercial areas headed by executives with significant leadership experience.

As part of the new structure, Greg Lea, Chief Financial Officer and Chief Operating Officer, has been named Chief Financial Officer and Chief Compliance Officer. In his new role, Mr. Lea will manage the Human Resources, Investor Relations, Public Relations and Regulatory functions, in addition to Finance. Brad Hancock, Chief Commercial Officer since 2014, will step down from his role at the Company to pursue other opportunities.

“Under our new structure, EnteroMedics is putting highly focused executives in charge of all key commercial functions, including sales, marketing, reimbursement and operations, positioning us for success as we execute against our near- and long-term goals with vBloc Therapy as a treatment for obesity,” said Dan W. Gladney, President and Chief Executive Officer of EnteroMedics. “As part of this effort, we are delighted to be joined by proven executives in Paul, Nick and Pete. Each brings a wealth of expertise and enthusiasm for our technology, our company and the market opportunities for growth.” Mr. Gladney added: “We want to thank Brad for his hard work and contributions in building a strong foundation for the vBloc commercial organization.”

Mr. Hickey joins EnteroMedics with over 15 years of experience as a medical device executive, most recently having served as Chief Executive Officer of Pantheon Spinal, a small spine implant start-up company based in Austin, Texas, since 2014. Prior to Pantheon, he spent three years as Senior Vice President, Global Commercialization at Lanx, which was acquired by Biomet Spine in 2013, where he oversaw marketing, clinical reimbursement and R&D. Mr. Hickey also spent 17 years at Zimmer-Spine where he held numerous marketing and developments positions, most recently as Vice President, Global R&D and Emerging Technology from 2004-2008.

Mr. Ansari joins EnteroMedics with over 20 years in the medical device industry, having held various senior sales positions at Stryker, DePuy, Medtronic, Lanx and Globus Medical. Prior to EnteroMedics, he spent two years as the owner of an independent distributor for Biomet products. Prior to this, he served as Senior Vice President of Sales at Lanx from 2010 to 2013. Mr. Ansari has a strong background in launching new technologies and developing long-term relationships with customers.

Mr. Delange has spent the last 11 years as the owner and President of Devicex, a medical devices engineering development company sold in 2015. At Devicex, he contracted with large medical device companies and worked closely with individual surgeons to develop new technologies. Since 2011, Mr. Delange has also served as a Co-Founder and Board Member of FocusStart, an early stage technology development company utilizing a capital efficient business model to advance medical technology. Prior to Devicex, he held software engineer and product development positions at numerous companies including Acist Medical Systems, Nellcor Puritan Bennett, Emerson EMC and Quester Technology.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro Rechargeable System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 13, 2015. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.